Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfenex Inc.:

We consent to the use of our report dated March 11, 2019, with respect to the consolidated balance sheets of Pfenex Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), incorporated herein by reference.

/s/ KPMG LLP

San Diego, California

May 9, 2019